UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): February 8, 2016

MEDOVEX CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36763	46-3312262
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3279 Hardee Avenue Atlanta, Georgia		30341
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (844) 633-6839

Copies to:

Harvey Kesner, Esq.
Arthur S. Marcus, Esq.
 Sichenzia Ross Friedman Ference LLP
 61 Broadway, 32nd Floor
 New York, New York 10006
 (212) 930-9700
(212) 930-9725 (fax)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))
□       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

On February 4, 2016, Medovex Corp. (the “Company”) entered into an Amended Warrant Agreement (the “Amended Warrant Agreement”) with Interwest Transfer Co., Inc. (the “Warrant Agent”).  The Company and the Warrant Agent entered into the original Warrant Agreement on December 24, 2014 in connection with the Company’s initial public offering of its units (the “Original Warrant Agreement”).  The Original Warrant Agreement set forth the terms of the warrants (the “Warrants”) included in the Company’s units and appointed the Warrant Agent to act as warrant agent for the Warrants.

The Company and the Warrant Agent entered into the Amended Warrant Agreement in order to amend Sections 3.1 and 3.2 of the Original Warrant Agreement to change the Exercise Price of the Warrants to $3.00 per share from the previous price of $6.90 per share. In addition, the Amended Warrant Agreement extended the Expiration Date from December 24, 2017 to December 24, 2018. The change in exercise price is for the life of the Warrants.

The foregoing description of the Amended Warrant Agreement is qualified in its entirety by reference to the Amended Warrant Agreement, a copy of which is attached hereto as Exhibit 4.1 and is hereby incorporated by reference into this Item 1.01.

Item 3.03           Material Modification to Right of Security Holders

As set forth in Item 1.01 above, the Company amended the forms of their publicly traded Warrants to amend the exercise price to $3.00 per share and to increase the duration of the Warrants for one year until December 24, 2018.

Item 9.01          Financial Statements and Exhibits

(d)          Exhibits.

Exhibit No.	Description

4.1	Amended Warrant Agreement by and between the Company and Interwest Transfer Co., Inc. dated February 4, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDOVEX CORP.

Date: February 8, 2016	By:	/s/ Jarrett Gorlin
Jarrett Gorlin
Chief Executive Officer